Exhibit 99.1

Released on April 19, 2012, at 3:39 p.m. by PR Newswire

FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504

FIDELITY SOUTHERN CORPORATION

EARNS $5.3 MILLION, A 189% INCREASE, IN FIRST QUARTER

ATLANTA, GA (April 19, 2012) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ:LION), holding company for Fidelity Bank (the “Bank”), reported net income of $5.3 million for the first quarter of 2012 compared to $1.8 million for the first quarter of 2011 and $3.8 million for the fourth quarter of 2011. After accounting for the TARP preferred dividend, basic and diluted earnings per share for the first quarter of 2012 were $.32 and $.29, respectively which compared to basic and diluted earnings per share of $.09 and $.08 in the first quarter of 2011 and $.23 and $.21 in the fourth quarter of 2011, respectively.

The FDIC-assisted acquisition of Decatur First Bank, which was initiated in the fourth quarter of 2011, was completed in the first quarter of 2012 with transition of all accounts to Fidelity Bank systems. This transaction was accretive to the first quarter 2012 results acquisition contributing approximately $846,000 after taxes to net income, or $.06 to diluted earnings per share.

Fidelity’s Chairman, Jim Miller, said “The quarter saw several positive steps for Fidelity. There were significant improvements in credit metrics which reflects improving conditions in real estate. The integration of Decatur First has been successful and we are glad to have been able to broaden our market outreach in our home market of Decatur. We continue to expand our physical presence with branches in Cumming, Johns Creek, Ponce de Leon in Atlanta, Baymeadows in Jacksonville, and a new Powers Ferry relocation in Cobb County. We also opened mortgage offices in Loudoun County, Virginia, and Savannah and Kennesaw, Georgia. Feedback from our customers tells us the economy is indeed improving which leads directly to our improvement in core earnings despite the difficult banking environment of artificially low interest rates and somewhat unrestrained competition.”

Fidelity Southern Corporation

First Quarter Earnings Release

April 19, 2012

	For the Quarter Ended
	3/31/12	12/31/2011	9/30/2011	6/30/2011	3/31/2011
	(In Thousands)
Net income	$5,316	$3,832	$2,110	$3,614	$1,842
Income tax expense	2,894	1,979	608	1,792	766
Provision for loan losses	3,750	5,300	4,400	4,850	5,775
Write-down of ORE	947	1,442	677	1,069	1,600
Other cost of ORE operations	789	887	639	724	858

Pre-tax, pre-credit related earnings	13,696	13,440	8,434	12,049	10,841
Less security gains	(347)	—	—	(1,078)	—
Less acquisition gain	(206)	(1,527)	—	—	—
Less accretion of FDIC indemnification asset	(171)	—	—	—	—

Core operating earnings (1)	$12,972	$11,913	$8,434	$10,971	$10,841

(1)

The calculation of core operating earnings is a non-GAAP measure. We show core operating earnings which remove the effect of income taxes, provision for loan losses, cost of operation of ORE, security gains, acquisition gain and indemnification asset accretion because we believe that helps show a view of more normalized net revenues. The measure allows better comparability with prior periods, as well as with peers in the industry who also provide a similar presentation.

ASSET QUALITY

Fidelity continued to experience improvement in asset quality exclusive of covered loans, as nonperforming loans, classified loans and provision expense all decreased for the quarter when compared to prior quarter and the same quarter prior year.

Net charge-offs were $2.4 million in the first quarter of 2012 compared to $6.7 million in the fourth quarter of 2011 and $4.2 million in the first quarter of 2011. The ratio of net charge-offs to average loans outstanding was .59% for the three months ended March 31, 2012, compared to 1.19% for the same period in 2011 and 1.56% for the fourth quarter of 2011. Provision expense was $3.8 million for the first quarter of 2012, compared to $5.8 million during the same period in 2011 and $5.3 million during the fourth quarter 2011.

Loans and other real estate acquired in the FDIC-assisted transaction of Decatur First Bank are covered under loss sharing agreements with the FDIC (“Loss Share Agreements”) and are collectively referred to as covered assets. Under the Loss Share Agreements, the FDIC has agreed to reimburse us for 80% of all losses incurred in connection with those assets for a period of 10 years for residential mortgage loans and a period of five years for commercial loans.

Excluding covered loans, the allowance for loan losses at March 31, 2012 was $29.3 million, or 1.84% of total loans, compared to an allowance of $28.0 million, or 1.81% of total loans, at December 31, 2011, and $29.7 million, or 2.07% of total loans, at March 31, 2011.

Fidelity Southern Corporation

First Quarter Earnings Release

April 19, 2012

The following table presents certain credit quality metrics of Fidelity’s loan portfolio, inclusive and exclusive of covered loans. Nonperforming assets include nonaccrual loans, net repossessions and other real estate. Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, net repossessions and other real estate.

	March 31, 2012		December 31, 2011		March 31, 2011
	Including Covered Loans	Excluding Covered Loans	Including Covered Loans	Excluding Covered Loans
	(Dollars in Millions)
Nonperforming loans	$77.0	$62.6	$66.7	$60.4	$72.5
Classified assets	111.9	110.6	119.6	112.2	126.8
Allowance for loan losses as a percentage of total loans	1.76%	1.84%	1.72%	1.81%	2.07%
Classified items ratio	47.78%	47.22%	52.68%	49.45%	58.03%
Nonperforming assets ratio	6.16%	5.11%	5.85%	5.28%	6.36%

The following table provides a comparison of the activity affecting the allowance for loan loss. Net charge-offs were $70,000 and provision expense was $94,000 for covered loans and during the first quarter of 2012. There were no charge-offs or provision expense for covered loans during the fourth quarter of 2011.

	Q1 2012	Q4 2011	Q1 2011	YTD 2011	YTD 2010
	(Dollars in Millions)
Net charge-offs	$2.4	$6.7	$4.2	$20.5	$19.1
Net charge-off ratio	.59%	1.68%	1.19%	1.38%	1.44%
Provision for loan loss	$3.8	$5.3	$5.8	$20.3	$17.1

ORE decreased $4.8 million to $25.7 million at March 31, 2012, compared to $30.5 million at December 31, 2011. During the first quarter of 2012, $7.5 million of ORE assets were sold while $2.5 million were added to ORE. Excluding covered assets, ORE additions were $1.2 million and sales were $4.2 million for the quarter.

REAL ESTATE

New residential construction loan advances made during the quarter totaled $8.8 million, while the payoffs of construction loans totaled $16.6 million. Excluding covered loans, construction and A&D loans totaled $90.6 million at March 31, 2012, compared to $89.1 million at December 31, 2011. Excluding covered loans there were 374 houses and 985 lots financed at March 31, 2012, compared to 313 houses and 1,106 lots at December 31, 2011.

Fidelity Southern Corporation

First Quarter Earnings Release

April 19, 2012

CAPITAL

The Company’s capital position remained well above industry requirements at March 31, 2012, with a leverage capital ratio of 10.0%, a tier one ratio of 11.9%, and a total capital ratio of 13.7%, compared to 9.8%, 11.9%, and 13.1% respectively, at December 31, 2011.

At March 31, 2012, the Bank had a leverage ratio of 9.3%, a tier one ratio of 11.0%, and a total capital ratio of 12.8% compared to a leverage ratio of 9.1%, a tier one ratio of 11.0%, and a total capital ratio 12.7% at December 31, 2011.

DEPOSITS

Total deposits of $1.868 billion at March 31, 2012 reflect the success of the Bank’s strategy to increase and maintain core deposits. Total deposits have increased from $1.678 billion as of March 31, 2011, due to the acquisition of Decatur First Bank in the fourth quarter of 2011 of approximately $135 million in deposits and the Bank’s continued efforts to aggressively pursue core deposits.

	March 31, 2012		December 31, 2011		September 30, 2011		June 30, 2011		March 31, 2011
	$	%	$	%	$	%	$	%	$	%
			(Dollars in Millions)
Core deposits(1)	$1,546.0	82.7	$1,523.1	81.4	$1,414.1	80.1	$1,363.5	79.8	$1,353.7	80.7
Time Deposits > $100,000	313.2	16.8	329.3	17.6	322.3	18.3	302.5	17.7	271.8	16.2
Brokered deposits	9.2	0.5	19.2	1.0	29.1	1.6	42.4	2.5	52.5	3.1

Total deposits	$1,868.4	100.0	$1,871.5	100.0	$1,765.5	100.0	$1,708.4	100.0	1,678.0	100.0

Quarterly rate on deposits	0.66%		0.77%		0.88%		1.06%		1.13%

(1)	Core deposits are transactional, savings, and time deposits under $100,000.

NET INTEREST MARGIN

Net interest margin increased 4 basis points to 3.86% in the first quarter of 2012 compared to 3.82% in the first quarter of 2011, and increased 14 basis points from 3.72% for the fourth quarter of 2011. Excluding covered loans and the accretion of the loan discount, the net interest margin was 3.63% for the first quarter of 2012 compared to 3.69% for the fourth quarter of 2011. Net interest income for the first quarter of 2012 increased $2.5 million or 14.6% when compared to the same period in 2011 and increased $575,000 or 3.0% when compared to the fourth quarter of 2011. On a linked-quarter basis, the increase in net interest income is due to a greater reduction in the cost of funds than the decrease in the yield on earning assets. On a year-to-date basis, the increase in net interest income is due to an increase in the average balance of interest-earning assets combined with a decrease in the cost of interest-bearing liabilities.

Fidelity Southern Corporation

First Quarter Earnings Release

April 19, 2012

INTEREST INCOME

Total interest income for the first quarter of 2012 increased $817,000 or 3.5% compared to the same period in 2011. Average interest-earning assets for the first quarter of 2012 increased nearly $230 million or 12.5%, but was somewhat offset by a 45 basis point decrease in the yield on average interest-earning assets due primarily to the Bank offering competitive rates in the marketplace.

In a linked-quarter comparison, interest income remained stable, increasing only $56,000 as average earning assets and the yield on earning assets each increased approximately 1%.

INTEREST EXPENSE

Interest expense for the first quarter of 2012 decreased $1.7 million or 26.6% compared to the same period in 2011. The decrease in interest expense was attributable to a 52 basis point decrease in the cost of interest-bearing liabilities somewhat offset by an increase in average interest-bearing liabilities of $137.8 million or 8.6%. In addition to the general decrease in deposit rates, the Bank’s shift in deposit mix toward noninterest-bearing accounts, which made up 13.2% of total deposits at March 31, 2012 compared to 10.5% at March 31, 2011, contributed to the reduction in the cost of funds.

On a linked-quarter basis, interest expense decreased $519,000 or 10.1%. The decrease in interest expense was attributable to an 11 basis point decrease in the cost of interest-bearing liabilities.

NONINTEREST INCOME

On a year over year basis, noninterest income increased $6.0 million or 51.5% to $17.7 million for the quarter ended March 31, 2012, compared to noninterest income of $11.7 million for the same period in 2011. The increase in noninterest income was the result of a $6.1 million or 102.8% increase in mortgage banking activities. Income from mortgage lending increased due to a 101% increase in the March 31, 2012 pipeline to over $330.5 million, total funded loan volume for the quarter of $400.7 million representing an 89% increase over the year ago quarter and a $1.1 million MSR impairment recovery recognized in the current quarter.

On a linked-quarter basis, noninterest income increased $2.0 million or 12.9% from $15.7 million recognized during the fourth quarter of 2011. A $4.1 million increase in mortgage banking income was partially offset by a $1.0 million decrease in SBA lending activities and a $1.0 million decrease in other operating income. Mortgage banking increased due to a 57% increase in the period ended loan pipeline along with a $1.1 million MSR impairment recovery recorded in current quarter compared to a $0.6 million impairment provision recorded in the prior quarter. The increase was partially offset due to a $1.0 million decline in SBA loan sales gains from the prior quarter and a $1.5 million purchase accounting gain related to the acquisition of Decatur First Bank recorded in the fourth quarter 2011.

Fidelity Southern Corporation

First Quarter Earnings Release

April 19, 2012

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2012 increased $4.9 million or 24.0% to $25.4 million compared to $20.5 million for the same period in 2011. The increase was driven by a $4.0 million increase in salaries and employee benefits expense due to higher commission expense related to the increased mortgage banking volume as well as increased number of employees due to the fourth quarter acquisition. Also contributing to the increase was a $950,000 or 79.6% increase in professional service fees, of which $119,000 was related to the Decatur First acquisition.

On a linked-quarter basis, noninterest expense increased $1.7 million or 7.4%. The increase was primarily due to a $1.4 million increase in salaries and employee benefits.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 26 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2011 Annual Report filed on Form 10-K with the Securities and Exchange Commission.

-end-

FIDELITY SOUTHERN CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	YEAR TO DATE MARCH 31,
	2012	2011
INTEREST INCOME
LOANS, INCLUDING FEES	22,738	$21,891
INVESTMENT SECURITIES	1,506	1,513
FEDERAL FUNDS SOLD AND BANK DEPOSITS	18	41

TOTAL INTEREST INCOME	24,262	23,445
INTEREST EXPENSE
DEPOSITS	3,007	4,532
SHORT-TERM BORROWINGS	174	175
SUBORDINATED DEBT	1,139	1,121
OTHER LONG-TERM DEBT	287	445

TOTAL INTEREST EXPENSE	4,607	6,273

NET INTEREST INCOME	19,655	17,172
PROVISION FOR LOAN LOSSES	3,750	5,775

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,905	11,397
NONINTEREST INCOME
SERVICE CHARGES ON DEPOSIT ACCOUNTS	1,133	957
OTHER FEES AND CHARGES	784	581
MORTGAGE BANKING ACTIVITIES	12,084	5,959
INDIRECT LENDING ACTIVITIES	1,163	1,186
SBA LENDING ACTIVITIES	853	2,232
SECURITIES GAINS	347	—
BANK OWNED LIFE INSURANCE	322	320
GAIN ON SALE OF ORE	250	185
OTHER OPERATING INCOME	763	266

TOTAL NONINTEREST INCOME	17,699	11,686
NONINTEREST EXPENSE
SALARIES AND EMPLOYEE BENEFITS	14,849	10,822
FURNITURE AND EQUIPMENT	977	752
NET OCCUPANCY	1,210	1,135
COMMUNICATION EXPENSES	619	563
PROFESSIONAL AND OTHER SERVICES	2,141	1,192
OTHER REAL ESTATE EXPENSE	1,737	2,458
FDIC INSURANCE EXPENSE	471	902
OTHER OPERATING EXPENSES	3,390	2,651

TOTAL NONINTEREST EXPENSE	25,394	20,475

INCOME BEFORE INCOME TAX EXPENSE	8,210	2,608
INCOME TAX EXPENSE	2,894	766

NET INCOME	5,316	1,842
PREFERRED STOCK DIVIDENDS	(823)	(823)

NET INCOME AVAILABLE TO COMMON EQUITY	$4,493	$1,019

EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE	$0.32	$0.09

DILUTED EARNINGS PER SHARE	$0.29	$0.08

NET INCOME	5,316	1,842
OTHER COMPREHENSIVE LOSS, NET OF TAX	(1,280)	(263)

TOTAL COMPREHENSIVE INCOME	$4,036	$1,579

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC	13,892,146	10,830,066

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-FULLY DILUTED	15,302,904	12,407,925

FIDELITY SOUTHERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(DOLLARS IN THOUSANDS)	MARCH 31, 2012	DECEMBER 31, 2011	MARCH 31, 2011
ASSETS
CASH AND CASH EQUIVALENTS	$38,604	$57,284	$125,779
INVESTMENTS AVAILABLE-FOR-SALE	183,611	261,419	209,833
INVESTMENTS HELD-TO-MATURITY	8,185	8,876	12,712
INVESTMENT IN FHLB STOCK	7,623	7,582	6,542
LOANS HELD-FOR-SALE	175,736	133,849	115,005
LOANS	1,657,972	1,623,871	1,431,493
ALLOWANCE FOR LOAN LOSSES	(29,282)	(27,956)	(29,694)

LOANS, NET	1,628,690	1,595,915	1,401,799
FDIC INDEMNIFICATION RECEIVABLE	13,266	12,279	—
PREMISES AND EQUIPMENT, NET	30,352	28,909	19,723
OTHER REAL ESTATE, NET	25,729	30,526	18,383
ACCRUED INTEREST RECEIVABLE	8,238	9,015	8,126
BANK OWNED LIFE INSURANCE	31,786	31,490	30,570
OTHER ASSETS	63,204	57,651	50,127

TOTAL ASSETS	$2,215,024	$2,234,795	$1,998,599

LIABILITIES
DEPOSITS:
NONINTEREST-BEARING DEMAND	$290,620	$269,590	$200,902
INTEREST-BEARING DEMAND/ MONEY MARKET	557,652	526,962	430,403
SAVINGS	377,692	389,246	418,788
TIME DEPOSITS, $100,000 AND OVER	313,209	329,164	271,817
OTHER TIME DEPOSITS	329,199	356,554	356,123

TOTAL DEPOSIT LIABILITIES	1,868,372	1,871,516	1,678,033
FEDERAL FUNDS PURCHASED	13,555	—	—
SHORT-TERM BORROWINGS	42,500	53,081	25,732
SUBORDINATED DEBT	67,527	67,527	67,527
OTHER LONG-TERM DEBT	27,500	52,500	70,000
ACCRUED INTEREST PAYABLE	1,667	2,535	2,284
OTHER LIABILITIES	22,182	20,356	13,468

TOTAL LIABILITIES	2,043,303	2,067,515	1,857,044
SHAREHOLDERS’ EQUITY
PREFERRED STOCK	46,682	46,461	45,799
COMMON STOCK	73,890	74,219	57,611
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,430	3,710	195
RETAINED EARNINGS	48,719	42,890	37,950

TOTAL SHAREHOLDERS’ EQUITY	171,721	167,280	141,555

TOTAL LIABILITIES AND SHARE- HOLDERS’ EQUITY	$2,215,024	$2,234,795	$1,998,599

BOOK VALUE PER COMMON SHARE	$8.94	$8.91	$8.49

TANGIBLE BOOK VALUE PER COMMON SHARE	$8.78	$8.75	$8.37

SHARES OF COMMON STOCK OUTSTANDING	13,984,390	13,552,641	11,285,327

FIDELITY SOUTHERN CORPORATION

LOANS, BY CATEGORY

(UNAUDITED)

	MARCH 31,
(DOLLARS IN THOUSANDS)	2012	2011	PERCENT CHANGE
COMMERCIAL, FINANCIAL AND AGRICULTURAL	$105,920	$94,483	12.10%
TAX-EXEMPT COMMERCIAL	4,874	5,099	(4.41)%
REAL ESTATE MORTGAGE - COMMERCIAL	393,399	358,357	9.78%

TOTAL COMMERCIAL	504,193	457,939	10.10%
REAL ESTATE-CONSTRUCTION	121,830	117,550	3.64%
REAL ESTATE-MORTGAGE	135,039	121,460	11.18%
CONSUMER INSTALLMENT	896,910	734,544	22.10%

LOANS	1,657,972	1,431,493	15.82%
LOANS HELD-FOR-SALE:
ORIGINATED RESIDENTIAL MORTGAGE LOANS	130,075	50,849	155.81%
SBA LOANS	15,661	34,156	(54.15)%
INDIRECT AUTO LOANS	30,000	30,000	0.00%

TOTAL LOANS HELD-FOR-SALE	175,736	115,005	52.81%

TOTAL LOANS	$1,833,708	$1,546,498	18.57%

FIDELITY SOUTHERN CORPORATION

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(UNAUDITED)

	YEAR TO DATE MARCH 31,		YEAR ENDED DECEMBER 31, 2011
(DOLLARS IN THOUSANDS)	2012	2011
BALANCE AT BEGINNING OF PERIOD	$27,956	$28,082	$28,082
NET CHARGE-OFFS:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	18	86	675
SBA	(3)	164	1,329
REAL ESTATE-CONSTRUCTION	1,367	2,450	12,898
REAL ESTATE-MORTGAGE	—	105	760
CONSUMER INSTALLMENT	1,042	1,358	4,789

TOTAL NET CHARGE-OFFS	2,424	4,163	20,451
PROVISION FOR LOAN LOSSES	3,750	5,775	20,325

BALANCE AT END OF PERIOD	$29,282	$29,694	$27,956

RATIO OF NET CHARGE-OFFS DURING PERIOD TO AVERAGE
LOANS OUTSTANDING, NET	0.59%	1.19%	1.38%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS	1.77%	2.07%	1.72%
ALLOW FOR LOAN LOSSES AS A % OF LOANS EXCLUDING DECATUR FIRST BANK	1.84%	2.07%	1.81%

NONPERFORMING ASSETS

(UNAUDITED)

	MARCH 31,		DECEMBER 31, 2011
(DOLLARS IN THOUSANDS)	2012	2011
LEGACY NONPERMING ASSETS
NONACCRUAL LOANS	$62,582	$72,515	$60,413
REPOSSESSIONS	966	1,438	1,423
OTHER REAL ESTATE	18,841	18,383	21,058

TOTAL LEGACY NONPERFORMING ASSETS	$82,389	$92,336	$82,894

*** INCLUDES SBA GUARANTEED AMOUNTS OF APPROXIMATELY	$8,040	$4,502	$5,216

LEGACY LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING	$290	$—	$116
RATIO OF LEGACY LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING TO TOTAL LEGACY LOANS	0.02%	—%	0.01%
RATIO OF LEGACY NONPERFORMING ASSETS TO TOTAL LEGACY LOANS, OREO AND REPOSSESSIONS	5.11%	6.36%	5.28%
COVERED NONPERMING ASSETS(1)
NONACCRUAL LOANS	$14,428	$—	$6,272
OTHER REAL ESTATE	6,888	—	9,468

TOTAL COVERED NONPERFORMING ASSETS	$21,316	$—	$15,740

RATIO OF COVERED NONPERFORMING ASSETS TO TOTAL COVERED LOANS AND OREO	29.35%	—%	18.10%
RATIO OF TOTAL NONPERFORMING ASSETS TO TOTAL LOANS AND OREO	6.16%	6.36%	5.85%

(1)	Gross covered nonperforming assets covered by an 80% loss share agreement with the FDIC

FIDELITY SOUTHERN CORPORATION

AVERAGE BALANCE, INTEREST AND YIELDS

(UNAUDITED)

	QUARTER ENDED
	March 31, 2012			March 31, 2011
(DOLLARS IN THOUSANDS)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans, net of unearned income:
Taxable	$1,780,480	$22,705	5.13%	$1,571,471	$21,840	5.63%
Tax-exempt (1)	4,902	49	4.02%	5,119	77	6.14%

Total loans	1,785,382	22,754	5.13%	1,576,590	21,917	5.63%
Investment securities:
Taxable	220,553	1,305	2.37%	175,378	1,391	3.17%
Tax-exempt (2)	19,103	305	6.39%	11,705	184	6.28%

Total investment securities	239,656	1,610	2.69%	187,083	1,575	3.38%
Interest-bearing deposits	34,741	18	0.21%	66,561	41	0.25%
Federal funds sold	1,009	—	0.00%	904	—	0.07%

Total interest-earning assets	2,060,788	24,382	4.76%	1,831,138	23,533	5.21%
Noninterest-earning:
Cash and due from banks	16,485			31,879
Allowance for loan losses	(28,037)			(28,346)
Premises and equipment, net	29,464			19,689
Other real estate	29,357			21,271
Other assets	107,887			84,413

Total assets	$2,215,944			$1,960,044

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$536,982	$397	0.30%	$415,771	$688	0.67%
Savings deposits	377,187	292	0.31%	407,759	1,121	1.11%
Time deposits	663,513	2,318	1.41%	615,735	2,723	1.79%

Total interest-bearing deposits	1,577,682	3,007	0.77%	1,439,265	4,532	1.28%
Federal funds purchased	473	1	0.85%	—	—	—
Securities sold under agreements to repurchase	16,057	9	0.23%	26,683	166	2.53%
Other short-term borrowings	37,577	164	1.76%	1,000	9	3.70%
Subordinated debt	67,527	1,139	6.78%	67,527	1,121	6.73%
Long-term debt	47,005	287	2.46%	74,000	445	2.44%

Total interest-bearing liabilities	1,746,321	4,607	1.06%	1,608,475	6,273	1.58%
Noninterest-bearing :
Demand deposits	266,116			188,386
Other liabilities	34,756			22,524
Shareholders’ equity	168,751			140,659

Total liabilities and shareholders’ equity	$2,215,944			$1,960,044

Net interest income / spread		$19,775	3.70%		$17,260	3.63%

Net interest margin			3.86%			3.82%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2012 and 2011 of $17 and $27, respectively.
(2)	Interest income includes the effect of taxable-equivalent adjustment for 2012 and 2011 of $104 and $62, respectively.